                                                                   EXHIBIT 10.8

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

         This AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") is entered into this 12th day of October, 2000, by and between REPUBLIC SERVICES, INC., a Delaware corporation (the "Company"), and JAMES H. COSMAN, SR., a Florida resident (the "Employee").

                                R E C I T A L S

         A. Employee and Republic Industries, Inc., a Delaware corporation and the former parent of Company ("Republic") entered into that certain Offer Letter, dated January 9, 1997 (the "Letter"). Pursuant to and in accordance with the terms and conditions set forth in the Letter, Employee was hired to serve as the President and Chief Operating Officer of Republic's Solid Waste Division for the period commencing on January 6, 1997 and continuing through and including January 6, 2000.

         B. On June 30, 1998, the Company and Republic entered into a Separation and Distribution Agreement (the "Separation Agreement") pursuant to which (i) the Company was separated from Republic's other business, (ii) Republic caused the Company to consummate an initial public offering of the Company's common stock, and (iii) Republic agreed, upon the satisfaction of certain conditions, to distribute to Republic's stockholders the common stock of the Company on a tax-free basis. As part of the transactions consummated pursuant to the Separation Agreement, various obligations of Republic (including Republic's obligations under the Letter) were transferred to and assumed by the Company and Republic received a novation from its obligations thereunder.

         C. On January 11, 1999, the Company and the Employee entered into that certain Employment Agreement (the "Employment Agreement"), the purpose of which was to affirm, amend and restate the provisions of the Letter on the terms and conditions set forth therein.

         D. The Company and the Employee desire to enter into this Agreement and to further amend and restate in its entirety the Employment Agreement on the terms and conditions hereinafter provided.

                               A G R E E M E N T

         In consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and subject to the approval of the compensation committee of the board of directors of the Company, the parties hereto agree as follows:

         1.       EMPLOYMENT.

                  A. RETENTION. Commencing on the date hereof and continuing until December 31, 2000, the Company agrees to employ the Employee as its President and Chief Operating Officer, and the Employee agrees to accept such employment, subject to the terms and conditions of this Agreement. Effective as of December 31, 2000, the Employee hereby agrees to resign as the President and Chief Operating Officer (but not as an employee) of the Company, and the Company hereby agrees to accept such resignation. Such resignation shall in no way affect the Employee's employment with the Company. Commencing on January 1, 2001, the Employee hereby agrees to be employed in a new position assisting the Company with Special Projects (the "Special Projects Position"), and the Company hereby agrees to employ the Employee in the Special Projects Position.

                  B. EMPLOYMENT PERIOD. The period during which the Employee shall serve as an employee of the Company shall commence on the date hereof and, unless earlier terminated pursuant to this Agreement, shall expire on January 6, 2005 (the "Employment Period"). For purposes of this Agreement, references herein to "Initial Employment Period" shall mean the period commencing on the date hereof and continuing until December 31, 2000, and references herein to "Subsequent Employment Period" shall mean the period commencing on January 1, 2001 and continuing until January 6, 2005. Together, the "Initial Employment Period" and the "Subsequent Employment Period" shall mean and be equal to the "Employment Period".

                  C. DUTIES AND RESPONSIBILITIES. During the Initial Employment Period, Employee shall serve as the Company's President and Chief Operating Officer and shall have such authority and responsibility and perform such duties as may be assigned to him from time to time by the Chief Executive Officer of the Company, and in the absence of such assignment, such duties customary to Employee's office as are necessary to the business and operations of the Company. During the Subsequent Employment Period, the Employee shall serve in the Special Projects Position and assist the Company with those Special Projects as are assigned to him by the Chief Executive Officer of the Company. Subject to the terms and conditions of this Agreement, during the Employment Period, the Employee's employment shall be full time and the Employee shall perform his duties honestly, diligently, in good faith and in the best interests of the Company and shall use his best efforts to promote the interests of the Company.

                  D. OTHER ACTIVITIES. Subject to the terms and conditions of this Agreement, during the Employment Period, Employee will not accept any other employment. The Employee shall be permitted to engage in any non-competitive businesses, not-for-profit organizations and other ventures, such as passive real estate investments, serving on charitable and civic boards and organizations, and similar activities, so long as such activities do not materially interfere with or detract from the performance of his duties or constitute a breach of any of the provisions contained in Section 4 hereof.

         2.       COMPENSATION.

                  A. BASE SALARY. In consideration for the Employee's services hereunder and the restrictive covenants contained herein: (i) during the Initial Employment Period, the Employee shall be paid a base salary equal to $425,000 per annum, and (ii) during the Subsequent Employment Period, the Employee shall be paid a base salary equal to $212,500 per annum. All amounts payable to the Employee pursuant to this Section 2.A. shall be payable in accordance with the Company's customary payroll practices.

                  B. BONUS. During the Initial Employment Period, the Employee shall be eligible for an annual bonus in an amount of up to 50% of the Employee's base salary of $425,000. The bonus shall be based on the achievement of corporate goals and objectives during the year 2000, and both such goals and objectives and the achievement thereof shall be determined in the sole discretion of the board of directors of the Company. During the Subsequent Employment Period, the Employee shall not participate in any bonus programs or be eligible to receive any bonus payments.

                  C. BENEFITS. During the Employment Period, the Employee shall be entitled to participate in any health and workers' compensation insurance programs, vacation and sick leave programs and 401(k) plans as are from time-to-time established and maintained for the benefit of the Company's employees generally, subject to the provisions of such plans and programs. Except as expressly provided in this Agreement, the Employee shall not be eligible to continue to participate in the Company's 1998 Stock Incentive Plan.

                  D. EXPENSES. In addition to the base salary and benefits described above, uring the Employment Period, the Employee shall be reimbursed for all out-of-pocket expenses reasonably incurred by him on behalf of or in connection with the business of the Company, pursuant to the normal standards and guidelines followed from time to time by the Company.

                  E. 1998 STOCK INCENTIVE PLAN. Options to acquire shares of the Company's common stock, par value $0.01 per share ("Stock"), which have previously been granted to the Employee under the Company's 1998 Stock Incentive Plan (the "Plan") shall continue to vest and be exercisable by the Employee during the Employment Period pursuant to the Options Summary attached hereto as EXHIBIT A. The Employee shall not be eligible to receive any additional grants of options to acquire shares of Stock.

                  F. RETIREMENT. Commencing on January 6, 2003 and continuing during the remainder of the Subsequent Employment Period, upon not less than thirty (30) days prior written notice to the Company, the Employee shall be eligible to retire as an employee of the Company. In the event the Employee chooses to retire as an employee of the Company (the date such retirement is deemed to be effective shall be the "Retirement Date"), the Employee shall have the option of receiving the remaining base salary payable hereunder in a lump sum payment, less all applicable tax withholding requirements (the "Lump Sum Payment"). The parties hereto agree that selection of the Lump Sum Payment by the Employee shall cause the Employee's participation in the benefits programs described herein to immediately terminate, subject to rights granted to the Employee pursuant to the benefits continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). The Employee shall receive COBRA disclosure materials on or shortly after his selection of the Lump Sum Payment. In addition, effective on the Retirement Date (and without regard to selection of the Lump Sum Payment at any time) and as provided in the Plan and the various Stock Option Agreements between the Company and the Employee, copies of which are attached as EXHIBIT B, (i) all unvested options to acquire shares of the Company's Stock which have previously been granted to the Employee shall be deemed vested as of the Retirement Date, and (ii) all vested and unexercised options to acquire shares of the Company's Stock granted to the Employee shall be exercisable by the Employee up to and including the third anniversary of the Retirement Date. To the extent there remain options to acquire the Company's Stock which have not been exercised by the Employee as of the third anniversary of the Retirement Date, such options shall expire.

         3.       TERMINATION.

                  A. FOR CAUSE. At any time during the Employment Period, the Company shall have the right to terminate the Employment Period and to discharge the Employee for Cause (as defined below) effective upon delivery of written notice to the Employee. Upon any such termination by the Company for Cause, the Employee or his legal representatives shall be entitled to that portion of the base salary prorated through the date of termination, and the Company shall have no further obligations hereunder from and after the date of such termination. Termination for Cause shall mean termination because of (i) the Employee's breach of his covenants contained in Sections 4 and 5 of this Agreement, (ii) the Employee's commission of an act constituting a felony, or
(iii) the Employee's commission of an act (other than the good faith exercise of his business judgment in the exercise of his responsibilities) resulting in material damages to the Company or any of its subsidiaries or affiliates (the "Republic Group"). In the event of termination for Cause pursuant to clause (i) above, the Company shall first advise the Employee of the nature of such breach or the failure or refusal to perform, and shall provide the Employee with a 30 day period to cure such breach or to perform prior to the notice of termination for Cause becoming effective. If the Employee shall resign or otherwise terminate his employment with the Company, other than for Good Reason (as defined in 3.B. below), the Employee shall be deemed for purposes of this Agreement to have been terminated for Cause, and the Company shall have no further obligations hereunder from and after the date of such resignation or other termination.

                  B. WITHOUT CAUSE AND FOR GOOD REASON. At any time during the Employment Period, the Company shall have the right to terminate the Employment Period and to discharge the Employee without Cause effective upon delivery of written notice to the Employee, and the Employee shall have the right to terminate the Employment Period for Good Reason effective upon delivery of written notice to the Company. For purposes of this Agreement, "Good Reason" shall mean (i) the Company has materially breached any provision of this Agreement and has not cured such breach following 30 days' notice of such breach from the Employee or (ii) the Employee has accepted other employment which fully complies with the provisions of Sections 4 and 5 of this Agreement. Upon any such termination by the Company without Cause, or by the Employee for Good Reason (or due to the Employee's death or disability), the Employee (or his estate) shall be entitled to continue to receive, without any mitigation obligation, his base salary (at the level in effect at the time of such termination) payable in accordance with Section 2.A., when and as the same would have been due and payable hereunder but for such termination, the continued vesting of options to acquire the Company's Stock as provided in
Section 2.E., the option to "retire" as provided in Section 2.F., and his health insurance benefits, for a period ending at the end of the Employment Period (subject to the benefits continuation provisions of COBRA), and otherwise the Company shall have no further obligations hereunder from and after the date of such termination; PROVIDED, HOWEVER, that the Employee shall only be entitled to such base salary continuation payments and other benefits as long as he is in compliance with the provisions of Sections 4 and 5 below.

         4.       RESTRICTIVE COVENANTS.

         In consideration of the foregoing, the Employee agrees that during the Employment Period, and for a period of three (3) years following the termination of the Employment Period, the Employee shall not directly or indirectly:

                  A. alone or as a partner, joint venturer, officer, director, member, employee, consultant, agent, independent contractor or stockholder of, or lender to, any company or business, (i) engage in the business of solid waste collection, disposal or recycling (the "Solid Waste Services Business")
(Y) anywhere in the United States during the period commencing on the date hereof and continuing through and including the Retirement Date and (Z) following the Retirement Date, in any market in which the Company or any subsidiary or affiliate of the Company (collectively, the "Republic Group") does business or any market in which the Republic Group enters into and engages in the Solid Waste Services Business subsequent to the Retirement Date, or (ii) compete with the Republic Group in acquiring or merging with any other business or acquiring the assets of such other business; or

                  B. for any reason, (i) induce any customer of the Republic Group to patronize any business directly or indirectly in competition with the Solid Waste Services Business conducted by the Republic Group in any market in which the Republic Group does business; (ii) canvass, solicit or accept from any customer of the Republic Group any such competitive business; or (iii) request or advise any customer or vendor of the Republic Group to withdraw, curtail or cancel any such customer's or vendor's business with the Republic Group; or

                  C. for any reason, employ, or knowingly permit any company or business directly or indirectly controlled by him, to employ, any person who was employed by the Republic Group at or within the prior six months, or in any manner seek to induce any such person to leave his or her employment. Notwithstanding the foregoing, the beneficial ownership of less than five percent (5%) of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or over-the-counter market shall not be deemed, in and of itself, to violate the prohibitions of this Section.

         5.       CONFIDENTIALITY.

         The Employee agrees that at all times during and after the Employment Period, the Employee shall (i) hold in confidence and refrain from disclosing to any other party all information, whether written or oral, tangible or intangible, of a private, secret, proprietary or confidential nature, of or concerning the Republic Group and their business and operations, and all files, letters, memoranda, reports, records, computer disks or other computer storage medium, data, models or any photographic or other tangible materials containing such information ("Confidential Information"), including without limitation, any sales, promotional or marketing plans, programs, techniques, practices or strategies, any expansion plans (including existing and entry into new geographic and/or product markets), and any customer lists, (ii) use the Confidential Information solely in connection with his employment with the Republic Group and for no other purpose, (iii) take all precautions necessary to ensure that the Confidential Information shall not be, or be permitted to be, shown, copied or disclosed to third parties, without the prior written consent of the Republic Group, and (iv) observe all security policies implemented by the Republic Group from time to time with respect to the Confidential Information. In the event that the Employee is ordered to disclose any Confidential Information, whether in a legal or regulatory proceeding or otherwise, the Employee shall provide the Republic Group with prompt notice of such request or order so that the Republic Group may seek to prevent disclosure. In the case of any disclosure, the Employee shall disclose only that portion of the Confidential Information that he is ordered to disclose.

         6.       SPECIFIC PERFORMANCE; INJUNCTION.

         The parties agree and acknowledge that the restrictions contained in Sections 4 and 5 are reasonable in scope and duration and are necessary to protect the Republic Group. If any provision of Section 4 or 5 as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other circumstance or the validity or enforceability of any other provision of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. The Employee agrees and acknowledges that the breach of Section 4 or 5 will cause irreparable injury to the Republic Group and upon breach of any provision of such Sections, the Republic Group shall be entitled to injunctive relief, specific performance or other equitable relief, without being required to post a bond; PROVIDED, HOWEVER, that, this shall in no way limit any other remedies which the Republic Group may have (including, without limitation, the right to seek monetary damages).

         7.       NOTICES.

         All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed given if delivered by certified or registered mail (first class postage pre-paid),guaranteed overnight delivery or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery to, the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall designate in writing to the other parties): (a) if to the Company, at its principal executive offices, addressed to the Chief Executive Officer, with a copy to the General Counsel; and (b) if to the Employee, at the address listed on the signature page hereto.

         8.       AMENDMENT; WAIVER.

         This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.

         9.       ASSIGNMENT; THIRD PARTY BENEFICIARY.

         This Agreement, and the Employee's rights and obligations hereunder, may not be assigned or delegated by him. The Company may assign its rights, and delegate its obligations, hereunder to any affiliate of the Company, or any successor to the Company or its Solid Waste Services Business, specifically including the restrictive covenants set forth in Section 4 hereof. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon its respective successors and assigns.

         10.      SEVERABILITY; SURVIVAL.

         In the event that any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, then such unenforceable provision shall be deemed modified so as to be enforceable (or if not subject to modification then eliminated herefrom) for the purpose of those procedures to the extent necessary to permit the remaining provisions to be enforced. The provisions of Sections 4 and 5 will survive the termination for any reason of the Employee's relationship with the Company.

         11.      COUNTERPARTS.

         This Agreement may be signed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

         12.      GOVERNING LAW.

         This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Florida applicable to contracts executed and to be wholly performed within such State.

         13.      ENTIRE AGREEMENT.

         This Agreement contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter.

         14.      HEADINGS.

         The headings of Paragraphs and Sections are for convenience of reference and are not part of this Agreement and shall not affect the interpretation of any of its terms.

         15.      CONSTRUCTION.

         This Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any party. The parties acknowledge that each of them has reviewed this Agreement and has had the opportunity to have it reviewed by their respective attorneys and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement.

         16.      ATTORNEYS' FEES.

         The prevailing party in any litigation arising out of this Agreement shall be entitled to recover its attorneys' fees and costs from the other party.

                         [SIGNATURES ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

                                           REPUBLIC SERVICES, INC., a Delaware
                                           corporation

                                           By: /s/ JAMES E. O'CONNOR
                                               -------------------------------
                                           Name: James E. O'Connor
                                           Title: Chief Executive Officer


                                           EMPLOYEE:

                                           By: /s/ JAMES H. COSMAN, SR.
                                               -------------------------------
                                           Name: JAMES H. COSMAN, SR.


                                           Address for Notices:

                                           700 S.E. 8th Street
                                           Fort Lauderdale, FL 33316